UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 6, 2009

MORRIS PUBLISHING GROUP, LLC
(Exact Name of Registrant as Specified in Its Charter)

Georgia
(State or other jurisdiction of incorporation)

333-112246	26-2569462
(Commission File Number)	(IRS Employer Identification No.)

725 Broad Street; Augusta, Georgia	30901
(Address of Principal Executive Offices)	(Zip Code)

(706) 724-0851
(Registrants’ Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant's Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

On April 6, 2009, Morris Publishing Group, LLC (“Morris Publishing”), as borrower, entered into Amendment No. 5 and Waiver No. 4 ("Waiver No. 4"), with JPMorgan Chase Bank, N.A. as Administrative Agent under the Credit Agreement dated as of December 14, 2005 (as amended by Amendment No.1 thereto, Amendment No. 2 and Waiver thereto, Amendment No. 3 thereto, Amendment No. 4 and Waiver No. 2 ("Waiver No. 2") thereto, and Waiver No. 3 thereto, and as otherwise modified and supplemented and in effect immediately prior to the effectiveness of Waiver No. 4, the “Credit Agreement”) between Morris Publishing, Morris Communications Company, LLC (“Morris Communications”), the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent. Additional parties to the Waiver include the subsidiary guarantors of Morris Publishing, Morris Communications, MPG Newspaper Holding, LLC ("MPG Holding"), the parent of Morris Publishing, Shivers Trading & Operating Company, the parent of MPG Holding, and Morris Communications Holding Company, LLC, the parent of Morris Communications. The lenders party to the Credit Agreement are JPMorgan Chase Bank, N.A., The Bank of New York, SunTrust Bank, Wachovia Bank, N.A., Bank of America, N.A., General Electric Capital Corporation, Allied Irish Banks, P.L.C., RBS Citizens, N.A., Comerica Bank, US Bank, National Association, First Tennessee Bank, National Association, Webster Bank, National Association, Keybank National Association, Sumitomo Mitsui Banking Corporation, and Mizuho Corporate Bank, Ltd.

The Credit Agreement includes an event of default if Morris Publishing defaults in the payment when due of any principal or interest due on any other indebtedness having an aggregate principal amount of $5,000,000 or more (such as Morris Publishing’s $278,478,000 of 7% Senior Subordinated Notes due 2013 (the “Notes”)). Waiver No. 2 waived until March 3, 2009 any default that would arise from Morris Publishing's failure to pay the $9,746,730 interest payment due February 1, 2009 on the Notes. Waiver No. 3 extended this waiver until 5:00 p.m. New York City time on April 6, 2009. Waiver No. 4 further extends the waiver until 5:00 p.m. New York City time on April 24, 2009, however, the waiver will terminate earlier if the Amended Forbearance Agreement (described below) is terminated or amended prior to such time or upon other defaults.

Waiver No. 4 also amends the Credit Agreement to delete the mandatory transaction requirement of Section 6.01(d) added by Amendment No. 3. Prior to its deletion, the mandatory transaction requirement would have required Morris Publishing, Morris Communications or one or more of their subsidiaries to consummate a transaction (or at least sign a binding letter of intent to do so) that would generate sufficient funds to either prepay all loans under the Credit Agreement (currently approximately $140,000,000) or purchase an assignment of all loans and commitments of the lenders at par, no later than the delivery date of Morris Communications’ financial statements for the quarter ending March 31, 2009 (but not later than May 30, 2009). Waiver No. 4 also requires Morris Publishing to provide certain additional financial and company information to the lenders.

Also on April 6, 2009, Morris Publishing and Morris Publishing Finance Co., as issuers, and all other subsidiaries of Morris Publishing, as subsidiary guarantors, entered into an amendment (the “Amended Forbearance Agreement”) to the forbearance agreement dated as of February 26, 2009 (the “Forbearance Agreement”) with respect to the indenture relating to the Notes (the "Indenture") between the issuers, the subsidiary guarantors and US Bank Trust, N.A. (as successor to Wachovia Bank, N.A.), as Indenture Trustee, dated as of August 7, 2003. Morris Publishing failed to pay the $9,746,730 interest payment due February 1, 2009 on the Notes (the “Payment Default”). Pursuant to the Forbearance Agreement, the holders, their investment advisors or managers (the “Holders”) of over $226,000,000 of outstanding principal amount of the Notes (over 80% of the outstanding Notes), agreed not to take any action during the forbearance period (the “Forbearance Period”) as a result of the Payment Default to enforce any of the rights and remedies available to the Holders or the Indenture Trustee under the Indenture or the Notes, including any action to accelerate, or join in any request for acceleration of, the Notes. The Holders also agreed to request that the Indenture Trustee not take any such remedial action with respect to the Payment Default, including any action to accelerate the Notes during the Forbearance Period.

Under the Amended Forbearance Agreement, the "Forbearance Period" generally means the period ending at 5:00 p.m. EDT on April 24, 2009 (the "Expiration Time”), but could be terminated earlier for various reasons set forth in the Forbearance Agreement including if the lenders under the Credit Agreement accelerate the maturity of the obligations under the Credit Agreement, if Waiver No. 4 is terminated, upon the occurrence of any other default under the Indenture, or if Morris Publishing files for bankruptcy protection or breaches its covenants under the Forbearance Agreement.

During the Forbearance Period, and for up to seven business days thereafter, the Amended Forbearance Agreement restricts our ability to enter into any transaction which would refinance any of our existing senior debt under the Credit Agreement where any affiliate of Morris Publishing would become a holder of senior debt and limits new liens on our properties, without prior written consent of holders of more than 66 2/3% of the outstanding Notes. The Amended Forbearance Agreement also provides that Morris Publishing shall submit a restructuring proposal to the Holders’ advisors on or before April 7, 2009 and requires delivery to the advisors of detailed information regarding the finances and businesses of Morris Communications, Morris Publishing, and their subsidiaries, including disclosure of information pertaining to the potential sale of certain assets, annual financial information, and agreements such as mortgages related to the Credit Agreement and requires access for discussions with management and advisors.

Section 8	Other Events

Item 8.01	Other Events

On April 7, 2009, Morris Publishing issued a press release announcing that it has obtained an extension until April 24, 2009 to make a $9.7 million interest payment on its Senior Subordinated Notes. Holders of more than 80 percent of the outstanding amount of senior subordinated notes have agreed to extend the forbearance period for the payment, which originally was due February 1, 2009.

The lenders party to the Credit Agreement also agreed to extend until April 24, 2009 the waiver of the cross default arising from the overdue interest payment on the senior subordinated notes. The Credit Agreement was also amended to delete the requirement that either Morris Publishing, Morris Communications or related entities consummate a transaction (or at least sign a binding letter of intent to do so) to generate funds to prepay the senior debt by May 30, 2009.

A copy of Morris Publishing’s press release is furnished as Exhibit 99.1 and is incorporated herein by reference.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2009	MORRIS PUBLISHING GROUP, LLC

	By:	/s/ Steve K. Stone
Steve K. Stone Senior Vice President and Chief Financial Officer